Exhibit 99.2

Summary description of business

Trulia is redefining the home search experience for consumers and changing the way that real estate professionals build their businesses. Our marketplace, delivered through the web and mobile applications, gives consumers powerful tools to research homes and neighborhoods and enables real estate professionals to efficiently market their listings and attract and manage new clients. We believe we deliver the best home search experience by combining our superior user interface with our comprehensive database of real estate properties, local insights, and user-generated content. We also offer a comprehensive suite of free and subscription products that provide real estate professionals with access to transaction-ready consumers and help them to grow and manage their online presence. In the quarter ended September 30, 2013, we had 41.5 million monthly unique visitors. As of September 30, 2013, we had more than 409,000 active real estate professionals using our products and services, approximately 56,000 of whom were paying subscribers.

The residential real estate industry, which we estimate accounts for more than a trillion dollars in annual spending in the United States, is undergoing a profound transformation. Technology is changing the way that consumers search for homes and the way in which real estate professionals attract clients and build their businesses. In addition, as the U.S. housing market recovers from its recent unprecedented downturn, real estate professionals are seeking more effective ways to market themselves and achieve a greater return on their marketing investment. These trends present significant opportunities to capitalize on shifts in behavior.

We empower consumers to make more informed housing decisions by delivering unparalleled insights and information on homes, neighborhoods, and real estate professionals through an intuitive and engaging user experience. Our large, continually refreshed, and searchable database contains more than 112 million properties, including 4.3 million homes for sale and rent. We supplement listings data with local information on schools, crime, neighborhood amenities and environmental risk to provide unique insights into each community. In addition, we harness rich, insightful user-generated content from our active community of contributors, which includes consumers, local enthusiasts, and real estate professionals. With more than 10.0 million unique user contributions, we believe we have the largest collection of user-generated content on homes, neighborhoods, and real estate professionals.

We enable real estate professionals to better promote themselves and their listings, connect with transaction-ready consumers and manage ongoing relationships with potential buyers through our online and mobile marketing products, including personalized, customer-branded websites with multiple listing service integration that are optimized to generate consumer response. Our free products allow real estate professionals to build their personal brand by creating an online profile, contributing content to our marketplace, leveraging social media for endorsements, and establishing their presence through mobile features such as “check-ins.” Our subscription products provide a comprehensive end-to-end platform for real estate professionals, enabling them to increase visibility, promote their listings in search results, target mobile users, generate more highly qualified leads from our large audience of transaction-ready consumers and effectively manage these leads until a transaction has closed. We further enable real estate professionals to cultivate clients and leverage a library of sales and marketing materials in order to design, create, publish, and manage their own personalized marketing campaigns through our proprietary customer relationship management products. We believe that our audience is highly motivated and ready to purchase homes, as supported by our surveys conducted between January 2013 and September 2013 in which 77% of over 406,000 respondents contacting real estate professionals through our marketplace indicated that they are planning to move in the next six months, and almost half of over 290,000 respondents stated that they are pre-approved for a mortgage. We believe that the combination of our compelling solution with our transaction-ready audience results in a high return on investment for real estate professionals who purchase our subscription products.

We are a leading mobile platform for the home search process and mobile devices are increasingly critical to consumers and real estate professionals. We have introduced iPhone, iPad, Android Phone, Android Tablet, Kindle, and Blackberry applications that provide tailored mobile experiences, which has led to rapid growth in mobile use of our solution. In the three months ended September 30, 2013, our aggregate mobile monthly unique visitors were 15.8 million across Trulia and our wholly owned subsidiary Market Leader, Inc., of which Trulia had over 14.5 million mobile monthly unique visitors, an increase of 88% over the same period in 2012. Our mobile users are more likely than our web users to contact real estate professionals through our marketplace.

Our online marketplace is experiencing rapid growth. Monthly unique visitors to our marketplace increased to 41.5 million in the three months ended September 30, 2013 from 24.9 million in the three months ended September 30, 2012, a 67% increase, and our subscribers increased to approximately 56,000 (assuming a 20% overlap with Market Leader’s premium subscribers) as of September 30, 2013 from 22,763 as of September 30, 2012, a 146% increase. We expect that our efforts to maintain or increase consumer traffic and subscribers are likely to include, among other things, significant increases to our marketing spending and significant expenditures to increase the number of our engineering and product development personnel.

We generate revenue primarily from sales of subscription products to real estate professionals. We also generate revenue from display advertising sold to leading real estate and consumer brand advertisers seeking to reach our attractive audience. For the three months ended September 30 2012 and 2013, we generated revenue of $18.5 million and $40.3 million, respectively. During the same periods, we had a net loss of $1.7 million and $2.2 million, respectively.

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